Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q1 2018

May 10, 2018; 4:30 p.m. ET

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Head of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Catherine M. O'Brien	Deutsche Bank
Conor T. Cunningham	Cowen
Jamie Nathaniel Baker	JP Morgan
Jason Michael Arnold	RBC Capital Markets
Kevin William Crissey	Citigroup
Mark C. DeVries	Barclays
Moshe Ari Orenbuch	Crédit Suisse
Scott Jean Valentin	Compass Point
Susan Marie Donofrio	Macquarie
Vincent Albert Caintic	Stephens

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease First Quarter 2018 Earnings Conference Call. (Operator Instructions) As a reminder, this conference call may be recorded.

I would now like to turn the conference over to Mary Liz DePalma, Head of Investor Relations. You may begin.

Mary Liz DePalma: Good afternoon, everyone, and welcome to Air Lease Corporation's earnings call for the first quarter of 2018. This is Mary Liz DePalma, and I'm joined this afternoon by: Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the first quarter of 2018. A copy of our earnings release is available on the investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Thursday, May 10, 2018, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense and stock-based compensation expense. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, May 10, 2018. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings-per-share before income taxes and adjusted pre-tax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures, can be found in the earnings release and the 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, Mr. John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon to all of you and thank you for joining us. I'm very pleased to report that Air Lease closed another strong quarter, recording total revenues of $381 million versus $360 million in the first quarter of 2017, representing a 5.8% increase.

Earnings for the quarter rose 28% year-over-year, with diluted EPS of $1.00 per share for the first quarter of 2018 largely driven by the continued growth of our fleet and tax reform.

ALC continues to deliver solid pre-tax profit margins and returns on equity, which, as of this quarter, were 37.1% and 16.1%, respectively.

ALC has $16 billion in total assets, which is approximately twice, two times, our asset base looking back five years, and we see that growth trajectory continuing. Our owned fleet increased to 253 aircraft this quarter, and together with our order book and managed fleet, ALC has 674 aircraft owned, managed and on order.

We told you on our last call that we would look to accelerate opportunistic aircraft asset growth to deploy the incremental capital from tax reform. We commenced execution of that long-term plan in the first quarter, where, in addition to four new aircraft delivered from our order book, we purchased five young used aircraft in the secondary market and announced an incremental order for eight additional Boeing 737 MAX 8 aircraft.

Looking forward, let me just emphasize the disciplined and opportunistic nature of our incremental aircraft additions for capital deployment and as such, we do not predict or give guidance as to the quantity or timing of similar future aircraft additions outside of our order book deliveries. However, I do feel confident that we will continue to find such opportunities.

As we indicated in our quarter-end activity report, the majority of aircraft that delivered this quarter occurred in the last two weeks of March. In addition, we did have two further Airbus delays, which are now anticipated to deliver in the second quarter. Despite these delays, we met our CapEx internal target for the quarter with the purchase of the incremental used aircraft.

As it relates to aircraft sales, you also saw from our activity report, and it should be no surprise to you from our Q4 earnings call, that we did not sell any aircraft this quarter. As we told you last quarter, we're focused on aircraft growth and we're targeting our aircraft sales to occur in the second half of the year, but as with incremental aircraft additions, we remain opportunistic when it comes to selling aircraft.

Shifting to the macro picture, global passenger traffic remains very robust, with IATA reporting last week a 9.5% year-over-year increase for March and load factors at 82%. These statistics remain very positive for the health of the airline industry. The substantial need to replace aging aircraft is further driving demand for new, modern aircraft.

We are also seeing now a renewed focus by our airline customers on rising fuel prices that we believe will further drive demand for new aircraft, both single and twin-aisle. The manufacturers have responded to growing demand by announcing production rate increases on narrowbody aircraft. Despite these lofty production rate goals, ultimately, we believe that Airbus and Boeing remain a rational duopoly, and we expect them to continue balancing supply and demand. An example of that is Airbus' recent announcement reducing A330 production rates.

At the same time, we see major global supply chain and production constraints. Significant challenges remain with single-aisle delivery delays as the OEMs struggled to cope with rectification of engine technical issues by flushing production line engines to support the in-service fleet. This has now spread to the widebody 787 fleet powered by Rolls-Royce engines with a number of 787s parked or operationally restricted today due to these engine findings.

As such, we remain skeptical with the timing of these planned production rate hikes in the face of remedying current engine problems. I would also point out, that supply chain constraints are not just with the engine manufacturers. We believe that over time, these engine issues will be resolved. In the meantime, we continue to work very hard with our airline customers to help solve these near-term challenges where we can. Steve will provide a further example of that later in his remarks.

One byproduct of these challenges is the increase in demand for good, used, interim substitute aircraft, both single and twin-aisle, with a corresponding increase in lease rates. That also applies to lease extensions on our current fleet. And with regard to the lease rates on our new aircraft deliveries, this year, we're seeing our interest rate adjusters kick in, adding to our base lease rates. We see this continuing for the foreseeable future as interest rates continue to rise.

Let me also comment a bit further here on the widebody demand outlook, beyond the need for substitute or interim lift specific to the 787 Rolls-Royce issue. Despite Airbus' recent announcement concerning a reduction in production rate of the A330, it is also true that the industry will be facing growing retirements of the oldest Boeing 777-300ERs in the 2021 to '23 time frame on top of current retirements of 777-200ERs and older A330 and A340 aircraft. Add to that, a significant retirement outlook of the A380 in that same 2021 to '23 time frame.

We believe this forward retirement schedule, coupled with renewed focus on fuel prices, will serve as catalyst for demand in the larger twin-aisle aircraft such as the A350-900 and -1000 and the Boeing 787-10.

ALC's available order book is well positioned to capture this demand. ALC continues to enjoy successful placement of all of its widebodies, including the A330neo aircraft and, once again, Steve will provide you with a recent example of that in his remarks.

I would be remiss in not pointing out that our Boeing 787-9 placements remain consistently very strong, and in fact we're now on the backside of our 787 order book in terms of units remaining to be placed.

Finally, a comment on the leasing competitive environment. Yes, competition remains very robust.  Yet, as we look forward, continued strong worldwide passenger growth shows no sign of ebbing. To answer that fundamental growth, higher production rates, whether they come sooner or later, also mean tremendously increased capital requirements to deliver those aircraft.

We expect that at least 40% of those deliveries will be funded through the leasing channel. In this context, let's not forget that the leasing capital requirement pie is huge and getting bigger. This pie cannot be consumed by the top global lessors as their balance sheets sit here today.

At the same time, we believe rising interest rates will begin to filter and test the more recent entrants into the leasing space or those who were looking for immediate quick returns rather than having a long-term dedication and view towards the airline industry. So, we believe the competition sorts itself out naturally over time.

Furthermore, we strongly believe that air travel and more broadly, aviation, has become one of the most important elements of our interconnected world, and our industry is being propelled by the emerging middle class, the increasing importance of experiences and the affordability of air travel.

So, to conclude, our team continues to execute and deliver strong, consistent results and we remain bullish on the future.

Now with that, I'll hand over the call to Steve to provide further ALC and industry color and commentary. Steve?

Steven F. Udvar-Házy: Thanks, John, and thanks to all of you for joining us today. I think it's very important to emphasize ALC's strong performance in the first quarter of 2018. As the results indicate, Air Lease is delivering outstanding financial and operating numbers. We're adding to our best-in-class fleet with long-term leases to our global customer base, through our order book and also through incremental aircraft purchases.

We continue to have a positive outlook on air travel globally. However, we also keep our eye on interest rates, labor and fuel prices, all of which can negatively impact our customers but also at the same time, tend to increase lease demand. It is known that interest rates and fuel are rising, with the 10-year treasury rates reaching about 3% for the first time in four years and fuel now at or above $70 per barrel. And that labor negotiations, specifically in the U.S. and Europe, continue to be in the state of flux.

Still, we believe that airlines are better equipped, both financially and in terms of their management skills, to manage the changing environment than they've been in historically. This is evidenced by a satisfactory overall global airline industry profitability since 2010, and the past three years of airline profitability well above $30 billion, with 2018 again forecasted to remain at above $10 billion of net income for the industry.

Generally speaking, our customers are healthy and doing well. There will always be pockets of strengths and weaknesses, but we manage this through asset selection, customer diversification, geographic diversification and ongoing conservative risk management principles.

Regionally I would note that strong demand from Europe, Asia-Pacific and Latin America are very, very healthy. These three regions continue to lead year-to-date growth in RPKs, each north of 7% growth year-on-year for the first quarter of this year. Even the Middle East and India are showing positive traffic trends.

At the same time, we're making excellent progress with our placements and just this quarter, added three new customers. In Europe, we announced placement of an A330-900neo with Hi Fly in Portugal to deliver in mid-2019 as the airline was looking for versatile modern widebody aircraft. We have ten new A330neo deliveries during the next 12 months, all of them placed. We also placed an A320-200neo with Atlantic Airways, an airline based in Denmark, to provide further connectivity with Europe and Scandinavia for their growing tourism industry. We also placed three new A320-200s with IndiGo in India. This is an excellent example of ALC helping a growing airline with its lift needs stemming from engine challenges on new aircraft.

We also just placed a new Boeing 787-9 Dreamliner on a 12-year lease to a Western European scheduled airline, which we'll announce soon. Additionally, we have three separate airline transactions and long-term lease placements for a total of eight new Boeing 737-8 MAX aircraft for deliveries in 2019 and '20, details of which we'll announce shortly, along with several A320neo placements.

Currently, there are concerns about trade wars and aircraft tariffs specifically related to China and Russia. We do believe that air transportation is vital to the continued healthy economic growth of these countries and Airbus specifically cannot supply all of the required aircraft. And U.S. suppliers of engines, avionics, et cetera, are critical as these countries continue to develop their own aircraft industries.

Speaking for ALC, as an independent lessor, we benefit from order book positions with both Boeing and Airbus and we continue to have good dialogue and relationships with our airline customers in China  about aircraft from both manufacturers. As many of you know, most of our aircraft placed with the airlines in China have already delivered. In fact, we only have five new Boeing 787-9s left to deliver in China, along with one new A350-900 early next year. And all of those widebody aircraft are well above the proposed empty weight parameters that may be subject to future importation tariffs by China, if those tariffs even ever take place. We continue to discuss future aircraft leasing placement opportunities with our Chinese airline customers.

When looking at Russia in the same context, Russia accounts for only about 3% of the net book value of our fleet. Tariffs on the import of U.S. manufactured aircraft and other aviation products already exist in certain countries, including Russia. These tariffs are typically not determined by where the owner of the aircraft is located but instead by where the asset is manufactured. All of Air Lease's transactions are “triple net” leases, which means that the Airline lessee is specifically 100% responsible for any taxes or duties. We certainly do not like to see this additional burden placed upon our airline customers, but it has not hindered our ability to place aircraft historically and we do not envision it limiting our placements going forward.

As John indicated, we continue to manage our business conservatively and strategically, as we have done since inception in 2010. When we first ordered aircraft at the beginning of the decade, we placed orders for about 50% of what we thought we could place and our strategy has focused on replacement needs specifically. This was at a time when passenger traffic growth was also forecasted to be at more modest levels than today.

In fact, passenger traffic growth has exceeded our expectations and accordingly, we have seen robust incremental needs from our airline customers. For the remainder of the year, our team is focused on advising and assisting our customers with their needs, helping and formulating airline fleet planning, placing our aircraft on long-term leases and managing the risks that we can control.

This, in turn, ultimately produces the best results for our business and good for our shareholders and our customers. We have a strong new aircraft delivery pipeline and lease placement flow in the second half of this year and well into 2019. In fact, between April of 2018 and the end of 2019, we have 121 new aircraft scheduled for delivery, all of them have been placed.

And now I will turn this over to Greg Willis, our EVP and CFO.

Gregory B. Willis: Thank you, Steve. As mentioned earlier, we recorded another great quarter, reporting diluted earnings per share of $1.00, an increase of 28% over the prior year. The results of the first quarter were largely driven by growth in our fleet and the consistency of our portfolio metrics on a weighted-average basis, including portfolio lease yield, age and lease term remaining.

We also continue to benefit from tax reforms through the reduction of our effective tax rate to 21.7% as compared to 36.6% in the first quarter of 2017. The strong earnings generated by our young fleet on long-term leases, coupled with our highly efficient platform and our low financial leverage of 2.3x gross debt-to-equity, enabled ALC to achieve a 37% pre-tax margin in the first quarter, and a 16% pre-tax return on equity.

ALC generated total revenues of $381 million in the first quarter, which includes $378 million of rental revenues and $3 million of management fees.

During the quarter, we purchased nine aircraft, representing $441 million in CapEx, with the majority delivering in the last two weeks of March. Additionally, as we mentioned earlier, we did not sell any aircraft.

Turning to expenses, interest expense increased slightly year-over-year. The increase was driven by the rise in our average debt balances, which strikes the growth in our fleet. Despite this, our composite cost of funds declined year-over-year by 20 basis points with an increasing percentage of fixed rate and unsecured debt. As of quarter-end, we had 91% fixed rate debt and 95% unsecured. Our elevated level of fixed rate debt has helped provide insulation from the rising interest rate environment.

SG&A declined in the quarter to $23.4 million or 6.1% of total revenues. We continue to expect that over time, our revenue growth will outpace our SG&A growth, leading to increased operating efficiencies. We run a highly efficient organization with 89 employees servicing $16 billion in total assets, and we see this efficiency driving shareholder value in the future.

Looking forward to the remainder of 2018, we expect to deliver 39 aircraft from our order book, representing approximately $3.3 billion in capital expenditures. In the second quarter specifically, we anticipate 16 aircraft delivering, representing $1.3 billion in CapEx. Only three of these 16 aircraft are Pratt & Whitney-powered neo aircraft, for which there may be incremental delays. We expect that this quarter's deliveries will be back-end weighted and accordingly, we will see the rental revenue contribution largely beginning in the third quarter for these aircraft. Consistent with prior years, these CapEx numbers do not include any incremental purchases and, at this time, we anticipate selling no aircraft in the second quarter, as you heard from John a moment ago.

Moving to the financing side of the business. Since our last call, we closed an amendment to our syndicated unsecured revolving credit facility, increasing the capacity by 18% from the beginning of 2018 to $4.5 billion, and extending the final maturity to May 2022. This facility currently is priced at LIBOR plus 105 basis points, or 1.05%, and backed by a globally diversified banking group of 50 financial institutions. Including the availability under this four year revolving credit facility, ALC ended the quarter with a substantial level of liquidity aggregating $4 billion.

Looking ahead, we remain committed to our financing strategies of: 80% fixed rate debt, 90% unsecured debt and a debt-to-equity target of 2.5:1.

This concludes my review of the results and the financing activities of the company. And I will now turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Greg. This concludes management’s remarks. (Operator Instructions) Now I would like to turn it over to the operator to open the lines for the Q&A.

Q&A

Operator: (Operator Instructions) Our first question comes from the line of Jason Arnold of RBC Capital Markets.

Jason Michael Arnold: I was just wondering if you can speak on the competitive environment in a bit more detail. It seems like competition, as you mentioned, is there in the larger operators like yourselves with forward order books. But I was just noting that there is more substantial competition on the smaller kind of sale leaseback side of the equation and so I was just curious if you can kind of comment on that front and say what you're seeing there.

John L. Plueger: Sure. Yes, happy to, Jason. Well, I think you nailed it. We're still seeing the highest level of competition amongst those lessors that would primarily utilize the sale leaseback as their business model. So, there is still a lot of available capital in that space, a lot of respondents to RFPs in that space. The world of those of us with though that have business models predicated on our order books and forward deliveries though, is not quite as heavily impacted. Well, certainly, we have competition on our business as well, we don't compete with our balance sheets. We compete with the actual aircraft that we control and have on delivery. And that gives us a competitive advantage because as you know, even more today, aircraftare in short supply over the next two, three or four years. So even though there are number of us that have these positions available, there are less of us than in the sale leaseback market. And as I indicated, I really want to emphasize, there is a lot of aircraft to be leased and financed over the next three to four years, and these increasing production rates do nothing but compound that and add to the size of that pie. So, the bottom line is, what has been happening for the past year or more is still the case today, i.e. there's more competition in the sale leaseback space than in the speculative order book operating lease space.

Steven F. Udvar-Házy: Jason, this is Steve. I just want to add a couple of comments. One of them is that, there are some large lessors that do not have any orders with the OEMs. A good example of that is DAE, Dubai Aerospace, who acquired AWAS. And also, we have not seen Avolon since the acquisition of CIT. Because of their situation with HNA, they have not ordered any incremental aircraft. So, they're just working off their existing backlog. [Clarification post call: Avolon ordered aircraft from an OEM in November 2017].   So here, you have 2 two relatively large lessors that have really not added any new incremental orders for some time, and In the case of DAE, have not done any new orders aside from sale leasebacks. My second comment is that we have really three distinct categories of competition. One is in the sale leaseback market, where as you know, Air Lease is not really a player and is not really our mainstream business. Secondly, in the single-aisle market, where there are more competitors, but it's also a greater volume of aircraft that need to be absorbed into the airline industry. And thirdly, the widebody sector. And in the widebody sector, there's only a small handful of players, and there's limited competition, and only a limited number of lessors to whom the OEMs will sell widebody aircraft to on a speculative basis. So, we enjoy a very strong position in the widebody space, both with Airbus and Boeing, and I think we're in a pretty eminent position on the single-aisle aircraft as we have close to 300 A320, A321neos and 737 MAXs that we can fulfill our airline customers' requirements. So, I think we're in a very good position, notwithstanding the competition that's out there.

Jason Michael Arnold: Excellent color. And then I guess my follow-up would be on market demand for aircraft. Just any color you can add there, any types you're seeing outsized demand for in particular from your airline customers? Or any other surprises from the market kind of into the equation of supply-demand?

John L. Plueger: Well, no surprises. As I commented, we're scrambling -- in fact, the industry is scrambling on the single-aisle side to cover these production delays, primarily on the Airbus neo -- 320, 321neo series of deliveries. We gave an example of IndiGo who replaced three A320ceos to cover these problems that IndiGo was facing. And so, I would say the 737-800s now are in actually quite short supply. The A320 and 321s, I'm talking about the used aircraft, current aircraft segment, are in the same boat. Looking forward, I speculated that I think we're going to see a lot more of the larger widebody demand, which has been a little softer in terms of their manufacturers, I believe, to sell. We continue to place ours, but we're going to see an uptick in that in the '21 to '23 time frame. Especially, we see a lot more 777-300ER retirement. So, no surprises here on the single-aisle side, it's the bread and butter 737-800, A320, A321 that have a heightened sense of demand to cure these engine problems. And now with the 787, we've been scrambling around with some of our customers looking for any interim solutions, whether they be Boeing 777 or A330s or even trying to refer a couple of 767 placements outside of the scope of our current fleet just to help satisfy our customers cover these problems. And the 787 Rolls-Royce issues is a pretty significant problem.

Steven F. Udvar-Házy: And Jason, just in the past six hours, I had two airline CEOs call me to accelerate and request earlier deliveries on Airbus and Boeing single-aisle aircraft that they've already leased from us, but they have asked if we could move up the delivery dates by three to six months, which again I think is demonstrating the strong, robust demand in traffic.

Operator: Our next question comes from the line of Jamie Baker of JPMorgan.

Jamie Nathaniel Baker: John, first question, the comments that you made about opportunistically looking for assets outside of the order book, Mark and I want to confirm that, that does possibly include purchasing used aircraft?

John L. Plueger: Well, that's what we did.

Steven F. Udvar-Házy: (Young, young used aircraft).

John L. Plueger: We did. That's exactly what we did in the first quarter, and we -- I can't comment -- as I said, I can't speculate on how much, or the timing of additional ones, but specifically, this quarter, we purchased five additionally unused aircraft in addition to the four new aircraft we delivered from our order book. And so those aircraft didn't exist a quarter or two ago but we are -- we've got pretty good sources globally and we continue to pursue, but again, with discipline and opportunistically. And we probably could have bought 15 or more aircraft. We bought five, and that's because we felt we got the best deal on those five. So again, I don't want to speculate...

Jamie Nathaniel Baker: No, I just want to confirm it wasn't really a one-off type exercise. That's all.

John L. Plueger: No. No. This program will continue, as I indicated. Told you last quarter about the -- actually, from tax reform, this is one of the ways we're going to spend that added capital.

Steven F. Udvar-Házy: Yes, last year, if you remember, Jamie, we bought 11 737-800s from Pegasus Airlines in Turkey soon after Turkey went through some turbulence. And so we continue to be observant and very much on the lookout for special opportunities to pick up young Airbus and Boeing aircraft.

Jamie Nathaniel Baker: Got it. And second question, there are, by our count, at least three leasing platforms that are for sale at the moment. So given all the comments about production delays and overall competition, I mean, is it reasonable to think that your willingness to consider a platform acquisition has changed?

Steven F. Udvar-Házy: We already have a platform. So we don't need to buy any platform.

Jamie Nathaniel Baker: That's been your answer for years guys.

John L. Plueger: Jamie, to the extent that we can buy groups of assets, if you just mean also by platform, not the whole company, but maybe a very significant part of the assets of a company, that's always something that's of interest. But we continue to be very mindful. We do all the diligence. We do -- we're large shareholders ourselves, we want to do whatever we can do to maximize shareholder value. So we evaluate those platforms. And so far, we've not found a case.

Operator: Our next question comes from the line of Moshe Orenbuch of Crédit Suisse.

Moshe Ari Orenbuch: When fuel costs were half of what they are now, there was a lot of discussion about, would it have an impact of making -- of causing airlines to defer deliveries? But can you talk about, is there, like, a breakpoint that you see at which point it can cause airlines to think about the newer equipment as being more significantly important to them? And also to some extent, is there any impact on airline performance?

John L. Plueger: Well, certainly, anything which causes any cost to escalate has a potential to impact airline performance. Our comments were more related to what we're seeing in the last month or two, in the last few days given the recent political developments, there's kind of a renewed focus on fuel prices and forward fleet planning. So, I think Steve commented also that we consider the overall airline industry health as in a really good footing, capacity has been relatively rational, efficiencies have been driven up. So, whatever may come, we believe that the airline industry is in a much better footing to look forward and to react. As to what the magic number is, as to what triggers some avalanche towards only just new aircraft, it's really hard to benchmark a number. I mean, we used to say any time fuel is over $100 a barrel, that tends to drive all the equations to new aircraft. I'm not sure that's still the case. I think a balance is going to remain going forward, but we can't pick just a waterloo level on oil prices.

Steven F. Udvar-Házy: Airlines make their fleet decisions not based on spot market of oil, but generally what their expectations are over the useful life of that airplane in terms of fuel prices, labor prices, et cetera. So, we are seeing more interest in the new aircraft in the last six months, but I think a lot of that is just to replace older planes that will get retired anyway.

Moshe Ari Orenbuch: Got it. And the comment that was made, I think it was from John about that lease rate adjusters in response to rising interest rates. Can you just talk a little bit about -- maybe flesh out a little bit how that works from a -- from when we -- from when it happens to when we see it? Like, what sort of lags are there, and how should we expect that to flow into the lease yield?

John L. Plueger: Yes. I mean, look, it's pretty simple. In the forward leases, we base a lease rate based upon a financial index. It's -- different financial indexes, you can use seven-year forward treasuries, five-year, 10-year -- I mean, those indices differ and they're a matter of discussion with the airline. But basically, in the simplest form, we just say the lease rate is based upon this index, at this rate and if it's over that rate, there is a formula in the leases, we don't say what the formula is, but there is a formulaic adjustment for interest rate cost above that index, and that's all there is to it.

Moshe Ari Orenbuch: And I would assume that you've got that kind of little bit of a tailwind as you're kind of renegotiating leases as well on existing planes?

John L. Plueger: Well, the aircraft we already have in our fleet have already been financed. And so going forward, when you're looking at an expiration of the lease, normally within -- you're in about a year or less time frame from when it goes from one lessee to another. And so normally, lease rate transfers or the subsequent lessee, generally speaking, the industry negotiates those in fixed rates, and us and others don't necessarily put interest rate clauses in there because we've already funded the purchase.

Operator: Our next question comes from the line of Vincent Caintic of Stephens.

Vincent Albert Caintic: First question on if you can talk about kind of lease spreads and your pricing power when you are talking to your airline customers. I mean, you've illustrated several things, which seem like it should be improving your pricing power. You've got 100% of your planes placed through 2019 and over 80% through 2020. A lot of replacements needed in 2021 and beyond. Competition may be waning. You've got new aircraft in the rising fuel price environment and then your comment also, John, about that there's just not enough capital from sophisticated guys such as yourselves to satisfy demand. So I guess when I sum all that all up, shouldn't that mean -- all mean that even outside of a rising interest rate environment that you have a lot of pricing power and if so, what does that mean in terms of what we should see over lease rate spreads over the next several years?

John L. Plueger: Yes. I mean, look, I can't speculate forward but yes, generally, your comments are on point and we believe that we do have those tailwinds and we will await to see if -- as they materialize. But I think your comments are pretty close on.

Vincent Albert Caintic: Okay. Perfect. And then just secondly, so your debt-to-equity ratio are below your targets at 2.3x. Do you have a runway for how long you think it might take to get back to your normalized leverage of 2.5%? And maybe if you're not there in the interim, if you have any thoughts on any capital returns or other actions?

Steven F. Udvar-Házy: Well, we have 121 new jet aircraft delivering between now and the end of next year. We just increased our dividend by 33% starting January of this year. We do not plan to issue any new common equity at this time. So, we have a very robust capital acquisition plan and Greg can comment on about when we would cross that line of 2.5:1. And that depends a little bit also on what other incremental assets we acquire in the next, say, six to nine months.

Gregory B. Willis: Yes. It's tough to say with regards to, as Steve said, the purchases, the timing of sales but clearly, within 2019, we would expect to be back at that 2.5x level, if not sooner.

Operator: Our next question comes from the line of Scott Valentin of Compass Point.

Scott Jean Valentin: Just one question on operating margin and the positive operating leverage. You guys have been running close to 40% operating margin. And Greg, I think you mentioned the goal was obviously grow revenues faster than expenses. How far or how high do you think operating margin can go? Or should we assume it stays in kind of this low, around the 40% range?

Gregory B. Willis: I think it's tough to give guidance on how high it can go. I think we're very proud of our operating -- our pre-tax margin. We think there's ways for it to benefit with regards to SG&A continuing to not keep up with the growth in revenue, but also management fees driving additional top line as well as what happens with the leases. So I think we're in a really good position, but we're not going to give forward guidance as to how high it can go.

Scott Jean Valentin: Okay. Fair enough. And then I know you're placed 100% through 2019. Is there any remarketing left between 2018, 2019?

Steven F. Udvar-Házy:: We have a very small number of used aircraft and generally, we're finding that a high percentage of those are just being extended by the existing airlines.

Scott Jean Valentin: And then just one follow-up question. It seems that the widebody market has gotten better, I guess, with the -- some of the delays in widebody production. But wondering in terms of sale leaseback or secondary market, are you guys finding better opportunities on the widebody side? You mentioned it's kind of a smaller operator base so it might be fewer competitors looking in that sector. I'm just wondering if that's something, versus narrowbody, you see more opportunities in the widebody side.

John L. Plueger: Well, there's less -- there are less competitors, as Steve pointed out, and -- amongst lessors and we've actually -- I would just say we've been pretty -- we've been very consistent in our widebody placements, both in the pace and the economics that we're getting. We -- as I said, we're now in the back side of our power curve on the 787. We've given you examples of A330neo placements. Steve has hinted at some additional announcements we'll be making soon, both on the widebody and the single-aisle side. So I would just say that the widebodies had been consistent and actually look even better for us in that '21 through '23 time frame.

Steven F. Udvar-Házy: I mean, currently, we have 19 787 -- new 787s that we'll deliver between now and the end of next year. All of those are placed on long-term leases. And then in addition to that, we have 15 Airbus new widebodies, A350s and A330neos. Again, all of those are placed. So, we have 34 widebodies delivering between now and the end of '19, all of which are placed. So I think we're in a very strong position. And that also demonstrates the strength of our franchise with the large international carriers that operate those widebody aircraft.

Operator: Our next question comes from the line of Helane Becker of Cowen.

Conor T. Cunningham: It's actually Conor in for Helane. I know you guys are not exposed to Iran. But awhile back, I think a lot of the lessors were talking about a potential market opportunity there. Now that they're pulling out of the deal -- the U.S. is pulling out of the deal there's a risk that roughly, like, 100 Boeing aircraft are potentially going to get canceled. I'm just curious on your thoughts on what that might mean to the leasing market or is this just like another function of the fact that the OEMs typically overcommit and then expecting some sort of cancellations later on?

John L. Plueger: Yes, I think Dennis Muilenburg, either this morning or yesterday morning actually commented that they really hadn't booked -- they hadn't placed any of those deliveries which they were hoping for either in their backlog or in dedicated line positions whatsoever. And I believe, I believe that's also what most of the larger global lessors who were looking at that market -- we were not, we were not. We had a feeling this might happen. So, what they're doing, I don't know. But I speculate they didn't put a lot of bang for the buck on committing positions.

Steven F. Udvar-Házy: Yes, and Airbus delivered a few A321s already to Iran Air, and ATR has delivered some ATR 72 turboprops, but we have not done any marketing. We have not had any contact with the carriers in Iran, and I think that's been the company policy. So, we're just staying the course.

Conor T. Cunningham: Okay. And then just a little bit on the A321 LR. I know you've placed a couple so far. How have the discussion's been going there? Do you think the airlines are kind of waiting for more specifics on the Boeing option? Or just maybe you could talk a little bit about the overall demand?

John L. Plueger: No, no, no. If anything, I see the pace of our 21 LR neo placements actually accelerating this year.

Steven F. Udvar-Házy: Yes, and I don't know where you got your numbers (inaudible). Too, we've already placed more than 50 A321neos on long-term leases, and a significant percentage of those are the LRs.

John L. Plueger: I do not get the sense that airlines globally are having -- putting their brakes or pausing until they hear about the middle of the market aircraft. I think the demand is what it is, let's not forget that middle of the market aircraft is not out there until about 2025, if it gets launched. That's a long time to wait, and I don't think -- there are very few airlines that looks that far out and they're going to say today, "Okay, hold on a minute." So, we just continue to see a very strong demand profile in A321neo and the LR neo.

Operator: Our next question comes from the line of Mark DeVries of Barclays.

Mark C. DeVries: Sorry if I missed this, a lot of commentary around higher oil prices, but it seems the consensus view is with this week's events that oil prices are only headed higher from here, could you just talk a little bit about what the implications of that are for the secondary market? More specifically kind of what you're looking for in terms of both your opportunistic purchases of new planes and also the sales you said you're looking to do towards the back half of this year?

John L. Plueger: Well, look, our business model is the purchasing of brand-new aircraft. The most current modern technology there are from Boeing and Airbus, full stop. Having said that, what we've seen in the past and what we see today is increasing oil prices, absent a very rapid spike and a very rapid rate and a prolonged rate, does not automatically shut off the current used aircraft. Again, we're scrambling -- or the whole industry is scrambling around trying to substitute lift for these engine problems. And you can't do that with new aircraft. You can only just do that with the existing aircraft. So, the bottom line is , we do not see any major -- we do not see any major fall off in demand for current-generation aircraft. Those aircrafts are simply needed just for their lift. And so in a normal escalating -- normal -- in a rational or modest pace of increasing oil environment, we do not see current engine -- current aircraft without the newest engine technology falling off the cliff or any steep downslope. The fundamental need for lift is too strong.

Mark C. DeVries: Okay. That's very helpful. If you could just talk about what your return expectations are for these newer used planes you're getting versus the new planes you take delivery on?

John L. Plueger: Well, typically speaking in the leasing industry overall, older midlife aircraft generally have a slightly higher return level initially on the lease rate as a function of the capital cost. But generally speaking, they have a higher residual value risk and there are groups of investors, such as some of our sidecar vehicles, that like that risk appetite. So just generally speaking, our new aircraft are added exactly at about the portfolio norms that we have today. The used aircraft -- and I want to emphasize, we bought pretty young used aircraft. These are aircraft that are less than eight years of age. And so they might have a little bit of a higher return profile because the leases that we put them on or if there were existing leases were usually, at lease rates, in this case, when the aircraft were new, and the aircraft had depreciated. So the used aircraft, if anything, add a little bit of a higher margin generally speaking, initially on the portfolio lease yield than the new aircraft.

Operator: Our next question comes from the line of Catherine O'Brien of Deutsche Bank.

Catherine M. O'Brien: So we've been talking about the potential for capital regarding this space for the past couple of years in search of yield maybe exiting in the face of rising rates. Have we started to see any examples of this? Or do you think it's just too early?

John L. Plueger: Really, I think it's a little early still. This has really been going on the last six, seven months and I just -- I think we've seen this in the past. Steve and I have seen this in the past in a rising rate environment. We just expect that, that's going to start to filter. I don't think it means, by any chance, any kind of a mass exodus or anything else. I just think that it may act as, again, a filter or the first order test against those that just came in for a quick boost in their asset yields for a short period of time. But it remains to be seen how long it might take for a little bit of pause or a little bit of people to put their brakes on the inflow of capital to the space. It's still a really good returning space. So it's probably going to be a while.

Steven F. Udvar-Házy: But we're not really seeing new entrants coming in at this stage.

Catherine M. O'Brien: Okay. Interesting. And then earlier you spoke about passing on ten potential candidates for used aircraft acquisitions this quarter. Can you just give us some color on the internal return thresholds that you use to make those kind of decisions?

John L. Plueger: We don't give color or commentary on the internal return thresholds. We take the totality of the -- the purchase price is very important, the lease term and also we take in the strategic reasons, do we want to establish a new relationship with an airline, that's also very important for us. So we're not going to tell you what our return thresholds, but we're known as pretty astute aircraft buyers and I think we bought quite a number of airplanes over the 25 years.

Gregory B. Willis: Yes, the other thing we can say is that we look at each deal and they need to be accretive to our company. I mean, that's -- we're in a really good position. We have a lot of growth coming and we can be very selective in the deals that we do. So the ones that we do, they need to be accretive.

Operator: Our next question comes from the line of Susan Donofrio of Macquarie Capital.

Susan Marie Donofrio: Just a quick follow-up on your fuel question. And I guess I'm thinking about the strengthening dollar. Can you just give us some color on is there an inflection point that you would be worried about with respect to the overall increase -- in the strengthening. And are most of your customers hedged? I would assume so.

Steven F. Udvar-Házy: No, actually, most airlines got into trouble because they hedged too long as oil prices declined and some airlines suffered multi-billion-dollar losses on making the wrong bet. So, I would say a number of airlines are coming back into the hedging space, but only on a very sort of limited basis. Some hedging 25%, 30% of their needs as you go out 12, 18 months. If oil prices continue to rise at a rate that exceeds, say, $10 a barrel per year, I think we would anticipate more airlines will do hedging. There's obviously a cost to that and you have to be quite creditworthy. So many airlines are not sufficiently creditworthy to be able to enter into those derivatives. I think, as John indicated earlier, I think oil prices would have to be triple digit to make really a huge meaningful difference in the way airlines think about their fleet planning.

Susan Marie Donofrio: And what about currency? Could you talk about the dollar?

Steven F. Udvar-Házy: So currencies, last year, we had a period where the dollar was weaker, euros were stronger, the yen got stronger. Now we're seeing, again, higher interest rates, the dollar is getting a little stronger. We still have a trade deficit. And I said earlier, airlines make long-term fleet commitments, they don't look at spot markets that much when they make fleet decisions. Their current pricing strategies on tariffs and ticket prices, yes, those are more short-term related, but we're not really seeing -- we haven't seen any transactions that fell away because of the dollar strengthening. That's really all I can say.

Operator: And our next question comes from the line of Kevin Crissey of Citigroup.

Kevin William Crissey: Aside from lease rates, how does increased competition impact your overall lease terms?

Steven F. Udvar-Házy: The length of the lease or the commercial structure of leases?

John L. Plueger: It all – there are many economic aspects to a lease. The first that you referenced that comes to mind is a basic lease rate, but there's other features that come into play. And so the art of the lease, if you will, is to balance the risk associated with all those features. So even if you have to take a lower lease rate. Maybe you take other things like a stronger set of return conditions or maintenance reserves or other types of risk protections to make the overall deal rational. So I can't -- some airline may have a hot button on something. Fill in the blank. They don't want to give engine lives greater than X dollars. Okay. Well, maybe you make that up in a risk trade in other aspects of the deal, whether it's either a higher lease rate or a higher security to package or other aspects, you might give a little bit less flexibility. You might not offer some sort of extension -- a favorable extension lease rate term. There's a lot of tools we can do within the confines of the lease itself. So it doesn't all fall into one basket, and part of what most disciplined lessors, and I would put us at the top of that category do, is we balance the entire lease in its entirety in terms of risk, financial returns and friendliness to the customer and being attuned to what the customer wants. The real key here is can you write a lease that hits the hot buttons? And every airline is different. Lease rate is certainly important. But can you hit -- can you write a lease specific to each aircraft -- airline?

Kevin William Crissey: Terrific. And if I could switch gears a little bit. What is it that's causing the airlines around the world to be so much more profitable and have -- earn their cost of capital? I understand that in the U.S., given the consolidation, and maybe that's a theme in other areas, but globally, this is kind of a uniquely strong period in what has been a not as strong GDP-type environment. So what is it that's caused this? Is it just a general move towards people getting on planes generally? Or what is that?

John L. Plueger: Well, there's a couple of very fundamental factors. Number one is the strong growth of passenger travel, to begin with. But number two, the airlines are far more disciplined today from a capacity perspective than they were 15 or 20 years ago. 20 years ago, there were a lot of egos involved to protecting city pairs, protecting other aspects of your network. Now,with the ownership of the airlines much more in private hands or public hands, as opposed to governmentally owned or for other reasons, there are just frankly a lot more discipline. And nowhere do you see that as when you get on an airplane today on the seats. I mean, probably very few of you on the line today get on airliners that are empty or only partially full. They're almost all full, everywhere, all the time. Worldwide load factor's 82%. So, I think that capacity is a real key in that capacity discipline, and the bottom line discipline is far stronger today, far stronger, driven by who owns these airlines than it ever was 15 to 20 years ago.

Operator: I'm showing no further questions at this time. I'd like to hand the call back over to Ms. Mary Liz DePalma for any closing remarks.

Mary Liz DePalma: Okay. Well, thank you, everyone. That's all for our call today. We will look forward to speaking with you again after the conclusion of the second quarter. Nicole, you can now disconnect the lines.

Operator: Ladies and gentlemen, thank you for participating in today's conference. That does conclude today's program. You may all disconnect. Everyone, have a great day.